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                  New York State Electric & Gas Corporation
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
     New York State Electric & Gas Corporation issued the following News Release today:


                     NYSEG REACHES AGREEMENT WITH ISS

FOR IMMEDIATE RELEASE

     Ithaca, New York, April 22, 1998 - New York State Electric & Gas Corporation (NYSEG) announced today that it has reached an agreement with Institutional Shareholder Services (ISS), as a result of which ISS has agreed to recommend to its clients that they vote in favor of NYSEG's proposal to approve formation of a holding company. NYSEG agreed that a new holding company, Energy East Corporation, would amend its bylaws to provide that a majority of the votes of shares of common stock issued and outstanding may call a special meeting of stockholders. NYSEG also agreed that Energy East, at its 1999 Annual Meeting of Stockholders, would submit for stockholder approval an amendment to provide for cumulative voting in the election of directors and an amendment to reduce from 75% to 66 2/3% the supermajority vote requirement for stockholders to amend certain provisions of Energy East's bylaws.